Exhibit 99.1

Third Quarter 2020 Earnings Call Transcript
October 26, 2020

C O R P O R A T E P A R T I C I P A N T S

Alan Lane, President and Chief Executive Officer

Antonio Martino, Chief Financial Officer

Ben Reynolds, Executive Vice President, Director of Corporate Development

Shannon Devine, Investor Relations, Solebury Trout, LLC

C O N F E R E N C E C A L L P A R T I C I P A N T S

Joseph Vafi, Canaccord Genuity

Eugene Koysman, Barclays

Michael Perito, Keefe, Bruyette & Woods, Inc.

Michael Del Grosso, Compass Point Research & Trading

Ryan Todd, The Block Research

P R E S E N T A T I O N

Operator

Good morning, and welcome to the Silvergate Capital Corporation Third Quarter 2020 Earnings Conference Call.

During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference line will be open for questions, with instructions to follow at that time. As a reminder, this conference call is being recorded.

I would like to turn the call over to Ms. Shannon Devine, Investor Relations for Silvergate. Please go ahead.

Shannon Devine

Thank you, Operator.

Good morning, everyone. We appreciate your participation in our Third Quarter 2020 Earnings Call.

With me here today are Alan Lane, our President and Chief Executive Officer; Tony Martino, our Chief Financial Officer; and Ben Reynolds, EVP and Silvergate Bank’s Director of Corporate Development.

As a reminder, a telephonic replay of this call will be available through 11:59 PM Eastern Time on November 9, 2020. Access to the replay is also available on the Investor Relations section of our website. Additionally, a slide deck to complement today’s discussion is available on the IR section of our website.

Before we begin, let me remind everyone that this call may contain certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include remarks about Management’s future expectations, beliefs, estimates, plans and prospects. Such statements are subject to a variety of risks, uncertainties and other factors, including the COVID-19 pandemic, that could cause actual results to differ materially from those indicated or implied by such statements. Such risks and other factors are set forth in our periodic and current reports filed with the Securities and Exchange Commission. We do not undertake any duty to update such forward-looking statements.

Additionally, during today’s call, we will discuss certain non-GAAP measures which we believe are useful in evaluating our performance. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. A reconciliation of these non-GAAP measures to the most comparable GAAP measures can be found in our earnings release.

At this point, I’ll turn the call over to Alan.

Alan Lane

Thank you, Shannon. Good morning, everyone.

Today, I’ll provide a high level overview of our operations, before speaking to our results and the continued success we are achieving growing our global payments platform, the Silvergate Exchange Network, or SEN. I will then turn the call over Tony, who will provide a more detailed review of our third quarter financial results, before opening the call for questions.

On previous earnings calls, I’ve addressed the current environment and how we’ve optimized our workforce while continuing to deliver uninterrupted services to our banking clients. 95% of our employees continue to work remotely and I’d like to thank them once again for their continued hard work and efforts during such a challenging time. The record results we are achieving would not be possible without the dedicated commitment of our team.

Several years ago, we made the decision to invest in our own infrastructure, so that Silvergate could compete and succeed in a digital world, and when we saw digital currencies emerging as an investable asset class, we doubled down on that decision by investing in the technology and regulatory compliance necessary to develop the SEN. The acceptance of the SEN by the digital currency ecosystem is evident in our third quarter results, where our global payments platform achieved an incredible milestone, having surpassed $100 billion in transfer volumes just three years from inception. Our customers completed over $36 billion in SEN transfers during the third quarter alone, exceeding the $32 billion that was completed during all of 2019.

This milestone further validates the SEN’s competitive advantage and expanding network effect, as we continue to add new customers to the platform. As can be seen on Slide 4, net digital currency customers increased 23% year-over-year to 928 in the third quarter of 2020, as compared to 756 in the year ago third quarter. Looking forward, we continue to maintain a strong pipeline of potential new digital currency customers, with more than 200 prospects either in the pipeline or onboarding process.

Digital currency activity was very strong in the third quarter and the SEN handled a record 68,361 transactions, representing a sequential increase of 70%, as compared to the second quarter of 2020, and an even more impressive year-over-year increase of 455%, as compared to the year ago third quarter. This strong growth also contributed to the 36% sequential increase in digital currency fee income to $3.3 million in the third quarter, as compared to $2.4 million in the second quarter of 2020, and a 106% increase as compared to $1.6 million in the third quarter of 2019.

These results clearly demonstrate the SEN’s strong network effect and the need for digital currency investors to be on the SEN in order to efficiently transact in the digital currency ecosystem. During the third quarter, Bitcoin and other digital currencies saw strong price appreciation and an active trading environment, which we believe contributed to the increase in the number of transactions occurring on the SEN. Further, we saw digital currency deposits grow $586 million to $2.1 billion in the third quarter, as customers maintained higher deposit balances in order to transact on the SEN. As we’ve seen in the past, our digital currency deposit growth is not linear. Factors such as digital currency price appreciation, trading volume and volatility within the digital currency market influenced deposit levels, but we believe that as more fintech firms and corporate treasuries announce their investments in Bitcoin, the ecosystem, as a whole, will continue to expand and Silvergate will continue to benefit.

Turning to SEN Leverage, which, as a reminder, allows customers of Silvergate to obtain U.S. dollar loans collateralized by Bitcoin, we continue to make significant progress. We exited our pilot program at the end of the third quarter with approved lines of credit totaling $35.5 million, compared to $22.5 million in the second quarter. We anticipate a long growth trajectory for SEN Leverage and will judiciously expand credit availability to our customers over time. We believe that prudent underwriting, combined with the unique capabilities of the SEN to facilitate loan draws and repayments 24 hours a day, seven days a week, will enable Silvergate to attain attractive risk-adjusted returns as we expand the offering.

Before turning the call over to Tony, I thought I’d touch briefly on the key banking risk metrics that provide the foundation for our success. We’ve always employed a disciplined and conservative credit culture, which is a key factor in our ability to navigate the recent economic duress with no loan losses and little in the way of loan loss provision expense. Turning to interest rate risk, while we don’t predict interest rates, we recognized some time ago that our net interest margin and profitability could be negatively impacted in a falling interest rate environment, so in early 2019, we proactively addressed this risk with the interest rate hedging strategy we’ve discussed in the past. Finally, we remain well capitalized, with a total risk-based capital ratio of 24.68% at September 30, 2020, and a highly liquid balance sheet, as reflected by our loan to deposit ratio of 61.45%. Our strong financial position provides our customers with confidence that we are managing our balance sheet to minimize risk and ensure that their deposits are highly liquid and available via the SEN 24 hours a day, seven days a week, 365 days a year.

To conclude, I am very pleased with our performance, especially given the ongoing uncertain economic environment. While the Fed’s zero interest rate policy will be a headwind for many, Silvergate has an exciting growth engine in the SEN which provides us with numerous opportunities for profitable investment to enhance growth, while our scalable Mortgage Warehouse business should continue to be a strong contributor to earnings. We believe we are in a very enviable position, and I couldn’t be more excited with what the future holds for Silvergate.

With that, I’d like to turn the call over to Tony for a more detailed review of our financial results.

Antonio Martino

Thank you, Alan. Good morning, everyone.

As outlined on Slide 5, Silvergate reported third quarter net income of $7.1 million, or $0.37 per diluted share, up from $5.5 million, and $0.29 per diluted share, reported in the second quarter of 2020. The increase in profitability this quarter versus last quarter was due to revenue growth with increasing digital currency-related fee income, combined with interest income growth from our Mortgage Warehouse business, as we handled a record level of financing transactions.

In addition, we reduced our interest expense in the quarter by calling all outstanding brokered CDs by the end of last quarter. We also benefited from a reduction in our effective tax rate, which had an impact of approximately $500,000, or $0.03 a share, due to a year-to-date adjustment upon filing our prior year tax returns, which also included a benefit from research and development tax credits. These items, in aggregate, more than offset the impact of decreasing yields and the absence of any securities gains versus last quarter, as we did not sell any securities during the current quarter.

Our tangible book value per share increased to $15.18 at the end of the quarter, up 17% compared to the year ago period.

Net interest income was up 18% over last quarter, with net interest margin coming in at 3.19%, up five basis points, as we reduced our funding costs, as discussed earlier. Noninterest income was $4 million during the quarter, compared to $5.4 million in the second quarter of 2020, largely due to the $2.6 million gain on sale of securities in the second quarter.

Our allowance for loan losses remained at $6.8 million, representing 91 basis points of loans held for investment.

Turning to Slide 6, in the third quarter, deposits were $2.3 billion, as compared to $1.7 billion at the end of the second quarter of 2020. Non-interest-bearing deposits totaled $2.2 billion, representing 95% of our total deposits at September 30, 2020. The increase in total deposits from the prior quarter was driven by an increase in deposit levels from digital currency customers, resulting from increased volume of SEN transactions during the quarter, as Alan had discussed earlier.

On an overall basis, our weighted average cost of deposits for the quarter was one basis point, compared to 37 basis points in the linked quarter, due to the absence of brokered CDs in the third quarter.

Turning to Slide 7, our net interest margin was 3.19% for the third quarter, compared to 3.14% in the second quarter and 3.39% for the third quarter of 2019. The third quarter increase was driven by the reduction in callable brokered CDs, which drove down the cost of funds, partially offset by lower yields on loans and securities, along with the impact of maintaining a higher level of cash and cash equivalents during the quarter related to the increase in digital currency deposits.

Now, on to non-interest income on Slide 8. Noninterest income for the third quarter of 2020 was $4 million, a decrease of 27% compared to the $5.4 million in the second quarter of 2020, and a $1.4 million increase compared to $2.6 million in the third quarter of 2019. The primary driver of this decline, compared to the second quarter of 2020, was a decrease of $2.6 million in gains on sale of securities, offset by an $855,000, or 35.1%, increase in deposit-related fees. Compared to the year ago period, the increase was primarily due to a $1.7 million, or 98.7%, increase in deposit-related fees, partially offset by a $344,000 decrease in gain on sale of loans and a $282,000 decrease in service fees related to off-balance sheet deposits.

Turning to Slide 9, non-interest expense for the third quarter of 2020 was $14.1 million, up slightly from $14.0 million when compared to the second quarter, and up versus $12.6 million in the third quarter of 2019, due to increases in salaries and employee benefits, professional services, and other general and administrative expense.

On to Slide 10, our securities portfolio totaled $944 million with a yield of 2.49% for the third quarter, down $7 million from a balance of $951 million at the end of the second quarter 2020, with a corresponding yield of 2.67%. Our securities portfolio, when combined with our balance of cash and cash equivalents, represented 43.6% of total assets as of the end of the third quarter, in keeping with our strong liquidity position, with a combined balance of $1.1 billion.

Our total loans at September 30, 2020 were $1.4 billion, up $286 million compared to the linked quarter and up 40% compared to the third quarter of 2019. The increase from the prior year was driven by Mortgage Warehouse loans, which were up 106%, in aggregate, and SEN Leverage loans, which are new in 2020.

Overall, the credit quality of our loan portfolio is strong, as our non-performing assets totaled $4.1 million, or 16 basis points of total assets at September 30, 2020. That is a decrease of $445,000 from the $4.6 million in non-performing assets, or 20 basis points of total assets that we had at June 30, 2020.

On Slide 11, we’ve provided a detailed breakdown of our loan portfolio and an update on our COVID-19-related loan modifications. We continue to work very closely with our borrowers to provide necessary support under the current circumstances. As of September 30, 2020, we had an aggregate loan value of $33 million, or 4.4% of our total loan balance held for investment remaining on full payment deferrals or modified interest-only payments.

On Slide 12, you can see a breakdown of the loan-to-value ratios for our commercial and multi-family real estate loans, along with our one-to-four residential loans. As Alan touched upon earlier, we manage the loan-to-value ratios on our real estate loans to relatively low to moderate levels, providing significant collateral protection from losses in the event of default. At the end of the third quarter, our weighted average LTV was 53% in our commercial and multi-family portfolio and 55% in our one-to-four family residential real estate portfolio. The levels at which we maintain our portfolios is key to supporting our levels for allowances for loan losses.

During the third quarter, we did not record a provision for loan losses, which compares to $222,000 recorded in the 2020 second quarter. The level of our allowance remained flat from the prior quarter due to historically strong credit quality and minimal loan charge-offs, and was largely influenced by the low to moderate loan-to-value margin in the Company’s commercial and multi-family real estate and single-family real estate loans held for investment.

Turning to Slide 13, our Tier 1 leverage ratio was 10.36% at the Company level and 9.84% at the bank level, with the bank ratio well in excess of the 5% minimum ratio to be considered “well capitalized” under federal banking regulations. Our total risk-based capital ratio of 24.68% reflects the fact that a large proportion of our deposits are held in cash and high-grade and highly liquid securities. Our loan-to-deposit ratio was 61.45% at the end of the quarter, a decrease compared to 66.75% at the end of the second quarter, as our deposit growth more than offset our loan growth compared to the prior quarter.

Now that we’ve concluded the formal part of the presentation, I would like to ask the Operator to open up the lines for any questions. Operator?

Operator

At this time, we will be conducting a question-and-answer session. If you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary for you to pick up your handset before pressing the star keys. One moment while we poll for questions.

Our first question comes from the line of Joseph Vafi with Canaccord. You may proceed with your question.

Joseph Vafi

Hi, Guys. Good morning. Terrific results. Really nice to see the kind of accelerating progress here.

Number one, I think first, on the SEN and the metrics that we kind of saw in the quarter here, was there anything going on in terms of large new customer ramps, or was that growth kind of broad-based?

Then, secondly, Alan, I think you mentioned that you are exiting your pilot now on SEN Leverage, and I was wondering if you could kind of explain exactly what that means, and given growth in the business, growth in the balance sheet here, and some other things, if you have a view that you’d like to share on the kind of trajectory on the SEN Leverage product and loans there, because I think there’s good demand and maybe it’s somewhat constrained at the company level at this point. Thanks.

Alan Lane

Yes, good morning, Joe. Thank you very much for the kind words and the question. This is Alan. I’m going to just go ahead and ask Ben if he wants to address your question.

I’ll just say at the outset, Joe, that there really was no significant concentration in the numbers. This truly was just, as I mentioned in my opening remarks, just a combination of the increase in activity, the increase in crypto currency prices, as well as the activity, and it’s just great to see the SEN humming along.

Ben, do you want to give a little bit more color on Joe’s question?

Ben Reynolds

Sure. Thanks, Alan. Thanks, Joe.

We’re excited to be out of the pilot for SEN Leverage and in a place where we can scale the product offering. Today, we have two strategic partners for SEN Leverage in both Bitstamp and Anchorage. They’ve done an incredible amount of work over the past 12 months to make the pilot successful, and we couldn’t be more excited to take the next step with them. It’s hard to say how big SEN Leverage could become, but, as Alan mentioned, we believe that prudent underwriting, combined with the unique capabilities of the SEN to make loan advances 24 hours a day, seven days a week, will enable us to grow the product in the coming quarters. As of the end of the quarter, we had 599 institutional investors as deposit customers, and we believe that almost all of them are looking for greater capital efficiency.

We’re not in a place where we’re going to provide any guidance on what growth of SEN Leverage is going to look like in the coming quarters, but as you’ll notice, Q3 was more than Q2, which is more than Q1, and I guess maybe most importantly, we’re out of the pilot and we’re seeing strong demand from our customers, and so we couldn’t be more excited about the path ahead.

Then, just as it relates to SEN and the large ramps, and Alan hit on it, it wasn’t a single customer that provided a major catalyst, but we’ve really seen significant increased usage across all of our key segments, digital currency exchanges, institutional investors and stablecoin issuers.

Joseph Vafi

Great, thanks. And maybe just one quick follow-up related to kind of growth in the SEN metrics and volumes, and the like. I know there’s generally a pretty good backlog here of customers. Has that backlog changed in terms of perhaps newer and higher quality institutions that are now starting to look at digital currencies, and what does that—and just the quality of the pipeline now versus perhaps six or nine months ago? Thanks a lot.

Alan Lane

Yes, Ben, do you want to just keep on going on that one?

Ben Reynolds

Yes. We continue to be excited and impressed at the caliber of firms that are coming to Silvergate and looking to use the Silvergate Exchange Network, and that really is a testament to the two-sided network that we’ve created of exchanges and what we call institutional investors, but it’s really a network of market makers and OTC desks.

As the bigger, more established, say, fintech players come into the space, we’re excited that those folks come to Silvergate looking to be part of the Silvergate Exchange Network, and able to settle the U.S. dollar side of the trade 168 hours a week, as opposed to the 35 hours that the traditional wire system allows you to do. We feel really good about the pipeline, Joe, and excited about the prospects that are coming our way.

Joseph Vafi

Thanks very much, guys.

Alan Lane

You bet. Thanks for the questions.

Operator

Our next question comes from the line of Eugene Koysman with Barclays. You may proceed with your question.

Eugene Koysman

Good morning.

Alan Lane

Good morning, Eugene.

Eugene Koysman

When we look at your digital currency deposits by customer type, we clearly saw strong inflows across the board, not just from traders, but from exchanges and other fintechs. Can you talk a bit more about the key drivers of growth, specifically for exchanges and these other fintechs? Are there any abnormalities or one-time events? And should we expect some of these deposits to normalize back down going forward?

Alan Lane

Sure, Eugene. This is Alan. I will start with the question and then, as I’ve done in the past, I’ll ask Ben to add a little color.

Ben was just saying, in response to the last question, we continue to see pretty impressive folks coming to us to engage with us, to open an account, for us to hold deposits for them, so that they can transact on the SEN. As we’ve discussed in the past, our primary goal here for this ecosystem is to improve capital efficiency, to really take all of the friction and the counterparty risks out of trading in this ecosystem, and in order to do that, it just seems like folks continue to beat a path to our door. It continues to be 100% by referral. As new folks look to enter the space, institutional investors, exchanges, OTC desks, etc., and as they are looking to come into the space and they’re talking with their various advisors and other folks that are already in the space, we are very blessed to just be receiving constant referrals for new folks that are looking to be part of the SEN.

I think I’ll turn it over to Ben to see if he has any additional color beyond that.

Ben Reynolds

Yes, I think one of the exciting data points for us is not only do deposits grow by $586 million in the quarter, but that’s on top of $263 million in deposit growth during the first six months of 2020, so we’re seeing a total increase this year of about $850 million, and as Alan was talking about, we’re continuing to grow customers and products.

I think it also, probably, makes sense to note that there are number of very positive trends in crypto that have created some significant tailwinds for us, and those include strong price appreciation of digital assets during 2020, an active trading environment, adoption of Bitcoin as an investable asset class by corporate treasuries, and then significant new capital formation from VC firms. So, we’re continuing to benefit from all of those positive trends that are going on.

As Alan has said, it’s difficult to predict what the remainder of this year and 2021 will look like from a deposit perspective, but we’re confident that the network effect that’s created by the SEN will continue to be a critical piece of infrastructure that our customers use to create greater capital efficiency.

Eugene Koysman

Got it, thank you, and just to follow-up on your comments about the new customers: would you be able to share with us specifically, as it related to exchanges, how much of the inflows was from the new customers versus the existing exchanges adding more funds because of the volumes of flows?

And also, with JPMorgan banking the biggest of your exchange customers, how much of these deposits—or how much they would have been higher if, let’s say, JPMorgan wasn’t in the picture? If you could help us gauge that.

Alan Lane

Sure, Eugene. This is Alan again.

On your first question, we don’t currently disclose how much of the volume is coming from new versus existing customers. I can tell just anecdotally that it’s not—that it would not be a significant mover, and what I mean by that is that we didn’t see existing customers, you know, with either an outsized increase or decrease in volume.

And that kind of relates to your second question, which is that we have not really seen an impact of JPMorgan coming into the space, and I think, as we mentioned, when they first made the announcement, they are targeting two exchanges, who are both customers of ours, as I think everybody is aware, but, importantly, those exchanges really want to have multiple banking partners and multiple sources of liquidity.

Nobody has the SEN, other than Silvergate, and so what—we’re basically seeing the same type of activity, and when volumes increase across the ecosystem and volumes are increasing from other customers, we’re seeing the same type of volume increases from those customers that JPMorgan is purportedly banking, so really no impact so far that we can see.

I want to give Ben a chance to add any color that he might have on that.

Ben Reynolds

Yes, no, I think that’s right.

Eugene Koysman

Thank you, and now I just wanted to shift over to the other side of the balance sheet. What are your plans for the elevated Mortgage Warehouse held for sale, has that come down across the quarter, and also what are the activity levels like in the third quarter for your customers there, and what kind of turnover speed are you seeing in warehouse?

Alan Lane

Sure. This is Alan.

Mortgage Warehouse. Ever since we launched the Mortgage Warehouse Division back in the spring of 2009, Mortgage Warehouse has been a strong contributor to our earnings and to our growth, and that is continuing right now. As I’m sure you’re aware, there is a bit of a refi boom going on in the residential home market, with interest rates at historic lows, and Silvergate is once again very well positioned to participate in that increase in activity. We have a lot of great customers who have been customers of ours for years, and we continue to add customers on the margin.

Once again, one of the things that we’ve talked about in the past, specifically, as we’ve exited some of our other lines of business over the last few years, is that we’ve really focused on trying to be in scalable businesses, and we’ve discussed the fact that our Mortgage Warehouse operation is a very scalable business. It’s also a great complement to the deposit growth that we’re experiencing in digital currency initiatives. The duration of the asset and the duration of the—potential duration of the liability is also a great match.

As you know, on the deposit side, with digital currency deposits, those deposits that are on our balance sheet from exchanges and the deposits that are on our balance from institutional investors, we assume that those deposits are potentially volatile and are going to see fluctuations from day to day, week to week, month to month, etc. And so we would not want to be investing those deposits in a long-term asset, but it’s very appropriate for us to use a portion of those deposits to fund our Mortgage Warehouse operation, where the average duration of those loans is less than two weeks, and that has not changed.

We’ve seen right through this pandemic that the mortgage companies that are clients of ours are continuing to—they’re seeing increases in loan volumes, and those loans are being funded and then sold to the ultimate investor very consistently in under two weeks.

We’re very comfortable with the asset class, we’re very comfortable with the interest rate and liquidity exposures that we have there, and it’s a scalable line of business.

Eugene Koysman

Thank you, that’s very helpful.

Alan Lane

You bet.

Operator

As a reminder, if you would like to ask a question, please press star one on your telephone keypad. One moment while we poll for questions.

Our next question comes from the line of Michael Perito with KBW. You may proceed with your question.

Michael Perito

Hi. Good morning.

Alan Lane

Hi, Mike.

Michael Perito

Thanks for taking my questions. I just had a few more things I wanted to hit on. Just a quick follow-up on the SEN Leverage. I know you guys aren’t kind of in a position today to kind of comment on where the balances might go and how long it might take them to get there, but can you remind us of your thought process around how much exposure to that asset class you’re willing to take on the balance sheet has changed or updated?

And then, secondly, I apologize if this is something we’ve discussed in the past, but can you also just remind us the regulatory capital treatment of these loans?

Alan Lane

Sure. Tony, do you want to take the question on regulatory capital?

Antonio Martino

Yes. From a regulatory capital perspective, they’re 100% risk weighted.

Alan Lane

Yes, and—I just thought I’d give Tony a chance to warm-up his voice.

On the limit, the way we’re approaching SEN Leverage—I was commenting earlier on Mortgage Warehouse and the fact that we opened that line of business in the spring of 2009, during the height of the financial crisis, the last financial crisis, if you will, and we were a much smaller bank then, we were about $300 million in assets, and the way we started that business was, when we started, we said, okay, well, let’s devote 10% of our balance sheet to Mortgage Warehouse, which was a very small number way back then, and look at what it’s grown to now.

We typically like to crawl and then we walk, and then we run, and it’s a combination of, number one, making sure that we’re very comfortable with all of the different risks. I’ve said in the past, and I still believe, that this ultimately could be some of the best lending that we’ve ever done, because the collateral is a liquid asset that trades 24 hours a day, seven days a week, 365 days a year; and, candidly, Silvergate is the only bank that I’m aware of that has the capability to not only monitor the collateral coverage ratio 24/7, but also provide our customers with the opportunity to make margin calls on nights and weekends, and also, importantly, if, in fact, a margin call is not made and we find ourselves in a position where the collateral coverage ratio is falling, we have the opportunity to liquidate the collateral and pay down the loan.

That being said, we will continue to roll this out in a very prudent manner, and the way we think about risk at the outset, from a limitation standpoint, is we think about it as a percentage of our capital. This is very consistent with the regulatory treatment on looking at concentration limits of different asset classes as a percentage of capital. It’s very common. Many bank analysts on the line will probably remember back in the day when regulators said, well, you know, you’re going to be deemed to be high risk if you have more than 300% of your capital in commercial real estate, for instance.

Now, I’m not suggesting that we have a 300% limit on SEN Leverage, but with that as a framework, you can expect to see us start with something that is maybe a fraction of our capital, something less than 100%, and then as we get comfortable, as we’re adding borrowers, as we’re adding additional service providers, we’re going to be looking at the layered risk of how many service providers we are partnering with and how much Bitcoin are we holding with each one of them. So, that’s one level of risk. Then, obviously, there’s also the risk with an individual borrower: what is the size of their line relative to the overall size of the portfolio. So, it’s a layered risk approach.

I think you can see just by the way we’ve operated in the first three quarters since we launched the pilot that we’re taking a prudent rollout approach, and what I would say is—Ben touched earlier on the fact that we’ve got just under 600 institutional investor clients, and you can throw any kind of a number on that that you want—well, let’s assume that every single one of them wanted a SEN Leverage loan. Let’s say it was $0.5 million per institutional investor. Well, that’s $300 million right there. Some of them will want more. Probably wouldn’t be efficient to do much less than that. So, we can definitely see over time that this can grow to be a significant asset class on our balance sheet, but we’re going to be mindful of those other risks that I was discussing a couple of minutes ago, and, again, I’ll come back to a comment I was making regarding scalability. We believe this is a very scalable line of business and very complementary to the deposit side.

The last thing I’ll say—and I apologize for the long-winded answers here, but the last thing I’ll say is that, to the extent we start seeing that the demand exceeds what we’re comfortable holding on our balance sheet, we do believe that this is a loan category, because of the yield, the attractive yield characteristics, that we will be able to find participants. It’s certainly possible that this actually turns into a little bit of not only a balance sheet play, but also a fee income opportunity, as we lay off portions of balances to other lenders. So, that’s the way we’re thinking about the rollout.

Michael Perito

No, and I appreciate the long answer, that was really helpful, Alan, thank you, and before I move on, I just want to—so, is it fair to say that—just as I’m kind of hearing everything you guys have said to my question and prior questions, and in your prepared remarks correctly—that you’re going to be measured here, but it’s not a stretch to say, though, that you will be limiting the growth relative to the demand that you already have? I don’t know if that makes sense, but basically, I mean, you guys could grow this more than you’re probably going to out of the gate here initially, correct?

Alan Lane

Yes, that’s our belief, yes, absolutely.

Michael Perito

Yes, okay, and then moving on, I just wanted to do two other things quickly. One, I have to go back and measure it a little further back, but if I look year to date, 4Q to third quarter here, your revenue per FTE is up almost 30%. Just curious—and you kind of talked about scalability, which I guess makes sense then if that metric’s improving here, but just as you look at the results in the third quarter, which obviously were very strong, but do you see continued momentum on that metric, and is that something that you guys are mindful of, or do you kind of look at things differently as you kind of internally measure your performance?

Alan Lane

Yes, that’s a great question, Mike.

Tony, do you want to take that one?

Antonio Martino

Yes, sure. Thanks for the question, Mike.

No, we’re definitely conscious of the metric, but as we’ve said in the past, though, the businesses that we focus on are scalable businesses. Both in the case of the SEN leading indicators, as well as the Mortgage

Warehouse business, we’ve got deep teams and we’ve been able to take on the incremental volumes with our existing infrastructure. That’s why that metric has increased. We’re comfortable that we can continue to increase the volumes with the existing infrastructure.

In terms FTE builds, I mean, that would be more related to development of new products, but not necessarily a required build with the existing products.

Michael Perito

Helpful. And then just lastly, kind of a longer-term question maybe for Alan or Ben, but the digital currency fee income growth has been strong for quite a while now, but obviously, notably, the last few quarters here, and with the customer set growing, it seems like there’s continued runway, based on your remarks.

I guess my question is, if I look at kind of the broader scope of the financial services industry, whether it’s in the brokerage or on the traditional bank side, I mean, there are a lot of pressures on fees, just broadly speaking, and while the competition pickup in the crypto space hasn’t seemed to really have any negative impact at all directly to your guys and your growth, I mean, longer term, do you envision maybe some fee pressures that could emerge, and is there any kind of internal thoughts or planning around that, that we should be mindful of?

Alan Lane

Sure, Mike. This is Alan.

We are certainly aware, and looking across the banking landscape, that fees are under pressure, as you mentioned. One of the things I’ll remind everybody on the call about is the fact that we currently don’t charge for SEN, and that’s a strategic decision. When you’re looking at the fee income growth, it is truly from the kind of traditional banking services that we offer, it’s wires, ACH, and while there’s certainly the possibility that those fee line items see pressure over time, we do strongly believe that we provide a significant value to our customers.

There’s significant utility in what we provide with the 24/7 access, and our customers are, quite frankly, very focused on being able to have the right liquidity on the right platforms at the right time, 24 hours a day, seven days a week, and so—I don’t want to understate it, but the wire or ACH fee, in order to get the money on the platform, we certainly do competitive monitoring, and we believe that our fees are competitive with the market, and then once they’re onboard, they can transact over the SEN 24/7 with no additional charge.

Then, we’ve also talked in the past about the fact that the foreign currency exchange offering is still a relatively new offering, it’s in its second year, and so as we continue to build that out, we see potential fee income growth there.

Having said that, I do appreciate the question, because one of the things that I touched on in my opening remarks is the fact that we did see a lot of activity. The third quarter was a pretty high activity quarter, as we’ve shared. Now, I’m not predicting that that’s going to fall off, but it’s definitely true that fee income, in general, will kind of track the underlying activity in the broader cryptocurrency markets, and as we’ve seen in the past with both our deposit levels and our fee income levels, we generally believe that those are going to grow up into the right over time, but that growth is likely not going to be linear. For instance, if you were to go back—even just look in the presentation that we just made, that Tony was going through, we had a little bit of a spike in last year’s third quarter, and then it dipped a little bit in the fourth quarter. Again, I’m not predicting that here, but it’s really easy to just kind of see graphically what we’re talking about, whether it’s fee income or deposit growth, but we take great comfort in the fact that the overall trajectory is strongly up and to the right.

Michael Perito

Great. Well, listen, thank you, guys, for taking my questions, I appreciate it.

Alan Lane

You bet. Thanks, Mike.

Operator

Our next question comes from the line of Michael Del Grosso with Compass Point. You may proceed with your question.

Michael Del Grosso

Good morning, and thanks for taking my question, and kudos on the strong quarter - fairly broad sources of growth, that I can see. I’m going to follow suit here on some of these growth questions.

Just on the SEN volume and deposit growth, can you comment on the cadence of that through the quarter? Was that sequential improvement from July through September, or what does that ramp look like?

Then, if I could ask—post quarter, there have been two fairly large product announcements from fintech in the digital currency industry, and anything you’re seeing thus far in October would be helpful, as well.

Alan Lane

Sure, Mike. Thanks for the questions. I’m going to turn it over to Ben in just a second, but before I do, I just want to say that again, in general, we didn’t see anything unusual.

There was kind of a ratable increase throughout the quarter. Again, what we see is a lot of movement week to week and month to month. As an example, because our customers are seeking capital efficiency, it’s not uncommon for us to see a surge in deposits on a Friday, as customers are wanting to make sure that they have enough liquidity on the SEN over the weekend, and then they’ll be transacting over the weekend, depending on what the trading opportunities are that they’re seeing, and the volatility, the weekend volatility, etc., and then they may draw down some of those deposits early in the week, and then they may or may not come back.

There’s this ongoing daily/weekly/monthly volatility that we see, which is one of the reasons that we continue to manage the liquidity profile in such a prudent fashion. But, again, there is definitely kind of a baseline that we don’t go below, and then we continue to see spikes throughout the month.

With that kind of comment on volatility, I’ll ask Ben if he has any more direct responses to your questions.

Ben Reynolds

Thanks, Alan.

Yes, I think, in response to the question about kind of what we’re seeing in a macro-environment and new products coming out from other firms, one of the things that Silvergate benefits is having a very unique perch because of the Silvergate Exchange Network; and the fact that on the exchange side they’re looking for greater liquidity, and on the institutional investor side, those folks are looking for greater capital efficiency. So, when these broader announcements come out, oftentimes, let’s just say, Silvergate is aware of those things kind of ahead of time, and so that’s important, because it gives us an opportunity to think about what’s going on in the marketplace, what are the demands of our customers, and how can Silvergate solve those problems in a unique way that creates a sustainable competitive advantage for us.

We’re excited abut corporate treasuries that are investing in Bitcoin as an asset class, and other fintech players coming into the space, and we just think that we’re really at a point where a rising tide lifts all boats, and Silvergate is excited to have the customer base that we do and be able to work on some new products with folks.

Michael Del Grosso

Great, that’s very helpful. On that point, on new products, Alan, I know that you’ve previously commented on the ability to provide custody services, and I know that, given some of these announcements that have come post quarter from some of these emerging and new fintechs, that certainly seems to be a place of incremental demand.

Is there any significant callout as far as potential product plans or pilots for—I guess, along those lines? Is that something—should you choose to pursue, would that be something you’d like to build organically, or how should we think about that?

Alan Lane

Yes, Mike, that’s a great question.

I would say that you’re not likely see us build a custody solution internally/organically. We have partnerships with some of the best custodians in the space, who have literally spent hundreds of millions of dollars to develop very secure, robust custody solutions. And some of them are using different types of technology, right? You’ve got everything from the air-gapped bunker, you know, it’s in a vault in a bunker somewhere, to the HSM, the hardware security modules.

When we look at the space, we will likely choose to partner with some of the existing providers, which we are already doing. As you know, we could not be offering SEN Leverage if we had not already chosen some very good partners to help us not only with the management of the—monitoring the price and helping with the potential liquidation via their order books, but also, first and foremost, with a custody solution.

We don’t have anything to announce today, but clearly, to your point, it’s looking more and more like a custody offering is going to end up being table stakes to continue to provide the services that the growing institutional investor community is looking for in this space. While we haven’t yet—we don’t have anything to announce, we’re definitely continuing to look at it, and what I would say is the reason we haven’t launched anything to this point is because we have not yet, or had not yet seen it as a way for us to make money, but that certainly could be changing.

Michael Del Grosso

Great, I appreciate it. Thank you.

Alan Lane

You bet. Thanks for the questions.

Operator

Our next question comes from the line of Ryan Todd with Block Research. You may proceed with your question.

Ryan Todd

Good morning, and thanks for taking my question.

I think we’ve hit on this now from a few angles, so I’ll try and reframe a bit, but I think that it’s an understatement to say that just providing financial payment services to this digital asset industry is having its moment. Just the announcements that have come out even in the past few weeks, whether that’s OCC’s second interpretive letter on banks holding reserve assets behind stablecoins, corporate treasury balances and the Bitcoin from some companies, PayPal obviously last week.

You mentioned not providing guidance on SEN volumes, per se, and you talked about the strategic rationale for not charging for SEN, but I wonder how you’re thinking about this growing pie of customers and addressable market from some of these announcements, maybe some insight into what the sales cycle looks like for the backlog of prospective customers, and just also I’m wondering whether these new entrants kind of opens up a way to potential monetize SEN over time. Thanks.

Alan Lane

Yes, Ryan, this is Alan, and thanks for the questions. I think I’ll turn it over to Ben to talk a little bit about the sales cycle.

Ben Reynolds

Yes. Thanks, Alan.

Dating back to 2014, when Silvergate started banking digital currency customers, kind of first and foremost, we had to create a process of vetting these potential customers and doing our due diligence and understanding their compliance programs, and that’s still true today. The sales cycle for a new exchange looks quite a bit different than the sales cycle for an institutional investor or a stablecoin issuer. And so that sales cycle is largely the same, and a lot of the timing of onboarding really depends on how mature the client is and how long they’ve been doing it.

One of the things that we haven’t talked too much about on this call is sort of the emergence of stablecoin and those payments, U.S. dollar payments over a blockchain, is another way of saying it, but we continue to be excited about that space, in addition to the other things that you mentioned, Ryan. And if you think about it, really, what Silvergate does, between our API and the SEN Network, is it allows our clients to receive traditional U.S. dollar payments, whether that be by wire or ACH, in a very scalable fashion, where they can attribute those to those clients very quickly and very programmatically, and then it allows them to source liquidity, and also mint and burn stablecoin 24 hours a day, seven days a week, because of the SEN.

That’s another area that we’re excited about, and we continue to develop our payments platform and our API capabilities so that we can continue to support the infrastructure needs that are there, in addition to SEN Leverage and the other ways that we can support some of the folks that you mentioned.

Ryan Todd

Awesome, that’s helpful. And then just a quick follow-up. On SEN Leverage, specifically, has there been any intention or—I don’t know if this has been mentioned yet, but intention to expand margin with other assets as collateral besides Bitcoin, and I’m also just wondering, plans to expand other exchanges?

Alan Lane

Yes, this is Alan, I’ll take those.

We have no current plans to expand beyond Bitcoin. Being a federally insured regulated financial institution, we will—as we look at the different assets and we look at some of the characteristics of those assets, whether or not they may or may not be securities, how deep is the market, what’s the liquidity of those other assets, how do they trade, we believe there’s plenty of opportunity for us to focus on Bitcoin, which is the largest by far. It’s got the deepest order book, the deepest liquidity pool. That’s not to say that we won’t add other assets over time, but we’re going to make sure that this is working very well with Bitcoin before we expand beyond that.

Then, as far as adding additional service providers, that’s something else. We are in conversations with others, but with our two pilot partners, we worked very well with both of them, and as we look to move out of the pilot, we want to make sure that they are very well rewarded for partnering with us on these, and so we will look to really deepen the partnerships that we have, that are existing, while we’re looking for the next partner. That’s not to say that we won’t have other partners, but we don’t have anything to announce today.

Ryan Todd

Awesome, got it. Okay, thanks. Congrats on the quarter.

Alan Lane

Thanks, Ryan.

Operator

Ladies and gentlemen, we have reached the end of today’s question-and-answer session. I would like to turn the call back over to Alan for closing remarks.

Alan Lane

All right. Thank you, Laura.

We are very pleased with our third quarter results, as they clearly demonstrate Silvergate’s strong positioning, given the solid credit quality of our loan portfolio, ample liquidity and capital, combined with the numerous opportunities that we have to further grow the SEN. We believe that the runway for the SEN is boundless, as we continue to develop and grow products such as SEN Leverage. We are truly in a position of strength and are excited with what the future holds for Silvergate.

Given the continuing pandemic, I do hope everyone with us here today is safe. And I want to thank our employees once again for their ongoing hard work and commitment.

Thank you again, everybody, for your time and hope you have a great day. Thank you.

Operator

Thank you for joining us today. This concludes today’s conference. You may disconnect your lines at this time.